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                                                                       Exhibit 4

                        The Mutual Life Insurance
                        Company of New York                 GROUP
                        1740 BROADWAY                       CONTRACT
(MONY LOGO)             NEW YORK, NEW YORK 10019            FORM NO. 11427 10/90

CONTRACTHOLDER: Trustees or Successor Trustees of the ABC company Non-Qualified
                Retirement Savings Plan
                New York, New York

CONTRACT NO.: NQK-77777

CONTRACT DATE: January 1, 1992                            (STAMP)

STATE OR PROVINCE OF DELIVERY: New York

ISSUE DATE: _____________

The Mutual Life Insurance Company of New York (hereinafter referred to as MONY) will pay the benefits provided in this Contract, subject to the provisions in these Articles:

             ARTICLE 1: Definitions
             ARTICLE 2: Deposits
             ARTICLE 3: Contract Accumulation Account and Transfers
             ARTICLE 4: Withdrawals
             ARTICLE 5: Benefits
             ARTICLE 6: Expenses
             ARTICLE 7: Contract Suspension and Termination
             ARTICLE 8: General Provisions

All values provided by this Contract where based on the experience of a separate account, are variable and are not guaranteed as to dollar amount.


/s/ JAMES B. FARLEY                                 /s/ THOMAS J. CONKLIN
-------------------------   --------------------    ----------------------------
JAMES B. FARLEY, CHAIRMAN      COUNTERSIGNED        THOMAS J. CONKLIN, SECRETARY


--------------------------------------------------------------------------------
MOD P11091                        Signed at the Westchester Operations Center in
                                                Purchase, New York.

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                             ARTICLE 1: Definitions

"Accumulation Period"

     Any period during which Purchase Payments are made on behalf of the Participant. It begins when the Participant begins participation under the Plan and ends on the Annuity Purchase Date, or earlier termination of his Participant Accumulation Account.

"Annuity Benefit"

     An annuity payable under the terms of this Contract.

"Annuity Purchase Date"

     The first day of the calendar month following receipt by MONY of the Contractholder's request for the purchase of an Annuity Benefit with respect to a Participant.

"Calvert Series"

     Calvert Socially Responsible Series, a series of Acacia Capital Corporation, an open-end diversified management investment company.

"Companion Contract"

     The Group Fixed Annuity Contract, if any, issued by MONY for the same plan to the same Contractholder.

"Contract"

This document.

"Contract Accumulation Account"

     A fund established by MONY under this Contract for the benefit of Participants consisting of all the individual Participants' Accumulation Accounts. This fund forms a part of the MONY KEYNOTE Series Account, a separate investment account of MONY.

     Subject to the terms of the Plan, the Contract Accumulation Account represents a reserve for the Contractholder established by MONY to hold amounts contributed by the Contractholder under the Contract.


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     Subject to the terms of the Plan, the Contract Accumulation Account will remain subject to the claims of the Contractholder's general creditors. Subject to the terms of the Plan, no Participant or beneficiary will have any secured or beneficial interest in any property, rights or investment held by the Employer with respect to the Contract Accumulation Account.

"Contract Anniversary"

     The specific date one-year following the Contract Date, All subsequent Contract Anniversaries are measured from this date.

"Contract Quarters"

     The 3-month periods consecutively following the Contract Date.

"Contract Years"

     The 12-month periods following the Contract Date.

"Contributions"

     Contributions made by Participants, or by the Employer on behalf of Participants, under the terms of the Plan.

"Employer"

     ABC Company

"Fund"

     MONY Series Fund, Inc., an open end diversified management investment company.

"Keynote"

     MONY's Keynote Series Account is a separate investment account established by MONY in accordance with applicable state law for the investment amounts allocated to it under this and other group contracts issued by MONY. Assets allocated to KEYNOTE are allocated among the Subaccounts within KEYNOTE as directed by the Contractholder.

"Participant"

     An individual who is participating in the Plan under its terms, and who is covered by the terms of this Contract.


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          "Active Participant" - A Participant for whom Contributions are currently being made under the Plan.

          "Former Participant" - An individual who has been an Active Participant, is no longer employed by the Employer but who has a Participant's Account under this Contract.

          "Inactive Participant" - A Participant for whom Contributions are not currently being made under the Plan, but who remains under the employment of the Employer and has a Participant Account under this Contract.

"Participant Accumulation Account"

     An account established by MONY for each Participant with respect to funds held on his behalf in the Contract Accumulation Account and reflecting the total value of the Participant's interest in said Fund and/or Calvert Series.

"Plan"

     Non-Qualified Deferred Compensation Plan for Employees of ABC Company effective January 1, 1992.

"Portfolio"

     A separate investment portfolio of the MONY Series Fund.

"Purchase Payment"

     Any amount contributed or remitted to MONY by the Employer on behalf of a Participant.

"Retirement Date"

     The Normal Retirement Date or such Participant's duly elected earlier or later retirement date.

"Subaccount"

     A subdivision of MONY's Keynote Series Account (KEYNOTE). Six Subaccounts invest in the shares of the corresponding Portfolio of the Fund and the Calvert Series Subaccount invests in the 'Calvert Socially Responsible Series', a series of Acacia Capital Corporation.

"Unit"

     The measure by which the value of an investor's interest in each Subaccount is determined.


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"Valuation Date"

     Once each day at the close of business of the New York Stock Exchange, (currently at 4:00 p.m. Eastern Time), that the New York Stock Exchange
     (NYSE) is open for trading or any other day on which there is sufficient trading in securities of a Portfolio of the Fund or the Calvert Series to affect materially the value of the Units of the corresponding Subaccount. If the New York Stock Exchange extends its closing beyond 4:00 p.m. Eastern Time, and continues to value after the time of closing of the NYSE, MONY reserves the right to treat any payment or communication received after 4:00 p.m. Eastern Time as being received as of the beginning of the next day.

     Any deposit, payment, withdrawal request or other communication received after 4:00 p.m. Eastern Time on any Valuation Date, will be deemed received as of the beginning of the next day.

"Valuation Period"

     The period between the ending of two successive Valuation Dates.

"WOC"

     MONY's Westchester Operations Center located at 4 Manhattanville Road, Purchase, New York, 10577. Any provision in this Contract requiring "receipt by MONY" will mean receipt by MONY at the WOC, unless MONY designates a different address in a written notice to the Contractholder.

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                               ARTICLE 2: Deposits

SECTION A: Required Deposits

A.1 The Contractholder will make all deposits in each Contract Year equal to the amount of contributions made under the terms of the Plan.

SECTION B: Allocation of Deposits

B.1 All Purchase Payments received by MONY will be allocated to the Subaccounts within KEYNOTE. The initial Purchase Payment will be allocated on the Valuation Date not later than two business days after receipt by MONY at its WOC of (a) purchase payment, (b) the information necessary for MONY to properly allocate the purchase payment, and (c) the Contractholder's signed acceptance of this Contract. Subsequent Purchase Payments will be made by MONY on the first Valuation Date of the Valuation Period occurring after receipt by MONY of (a), (b) and (c) above.

B.2 MONY will establish and maintain a Participant's Accumulation Account for each Participant with respect to funds held in the Contract Accumulation Account. Each Participant Accumulation Account will reflect the total value of the Participant's interest in each of the Subaccounts within KEYNOTE.

B.3 Amounts allocated to a Subaccount in respect to a Participant will be credited to his Participant Accumulation Account; any other applicable credits, debits, transfers or withdrawals to or from or between each of such Subaccounts arising under the terms of this Contract will be appropriately allocated to each Participant Accumulation Account.

B.4 The value of the Participant Accumulation Account which is invested in a Subaccount or Subaccounts within KEYNOTE will, at any time, be the dollar amount equal to the product, as of the date that the value for that Subaccount is determined, of (a) the number of Units in his Account attributable to funds held on his behalf in that Subaccount and (b) the Unit Value for that Subaccount.

SECTION C: Grace Period

C.1 A grace period of 31 days from the due date of any deposits required under this Contract will be granted.

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             ARTICLE 3: Contract Accumulation Account and Transfers

SECTION A. Contract Accumulation Account

A.1 The Contract Accumulation Account is established by MONY under this Contract for the Contractholder. The balance in the Contract Accumulation Account at any time shall be the excess of (a) Units credited as a result of the allocation of Purchase Payments or of transferred funds to this Account, over (b) Units withdrawn as provided in this Contract. The number of Units credited to the Account as a result of the allocation of a Purchase Payments or of transferred funds shall be based on the value of a Unit on the appropriate Valuation Date, defined in Article 2, Section B.1, coincident with or next following the day on which the Purchase Payment or transferred funds have been received by MONY. The dollar value of the Contract Accumulation Account at any time shall be the dollar value of Units comprising the balance of the Account at the time.

A.2 The KEYNOTE Series Account (KEYNOTE) is a separate investment account established by MONY in accordance with applicable state law for the investment of amounts allocated to it under this and other group contracts issued by MONY.

A.3 All amounts allocated to KEYNOTE are owned by MONY. All rights of the Contractholder in such assets are as defined in this Contract. Income, gains, and losses, whether or not realized from assets allocated to KEYNOTE shall be credited or charged against KEYNOTE without regard to other income, gains or losses of MONY. The assets in KEYNOTE may not be charged with liabilities which arise from any other business of MONY.

A.4 Assets allocated to KEYNOTE will be allocated among the Subaccounts within KEYNOTE as directed by the Contractholder. The assets in a Subaccount are invested only in shares of a corresponding Portfolio of MONY Series Fund Inc., ("Fund") and/or in the Calvert Socially Responsible Series ("Calvert Series") at their net asset value. Current Portfolios of the Fund currently available through the corresponding Subaccounts of KEYNOTE and their respective objectives include:

     Equity Growth Portfolio - A high level of capital appreciation, through investment in a diversified portfolio of common stocks with potential for above-average growth in earnings and dividends. Current income is a secondary objective.

     Equity Income Portfolio - A high level of current income, through investment in a diversified portfolio of common stocks with relatively high current yields. Capital appreciation is a secondary objective.

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     Long Term Bond Portfolio - The maximum income over the longer term consistent with preservation of capital, through investment in highly rate debt securities, U.S. Government obligations, and money market instruments, together having a dollar-weighted average life of more than 8 years.

     Money Market Portfolio - The maximum current income consistent with preservation of capital and maintenance of liquidity, through investment in money market instruments.

     Diversified Portfolio - A high total investment return consistent with a diversified, managed mix of common stocks, bonds, and money market instruments.

     Intermediate Government Bond Fund Portfolio - The maximum current income over the intermediate term consistent with preservation of capital, through investment in highly-rated debt securities of the United States government and its agencies, and money market instruments with a dollar-weighted average life of up to ten years at time of purchase.

     Calvert Socially Responsible Series - An actively managed diversified portfolio of common and preferred stocks, bonds and money market instruments which offers income and capital growth opportunity and which satisfy the social concern criteria established for the Calvert Series.

A.5 The Fund, an open-end diversified management investment company, receives investment advice with respect to each Portfolio from MONY Life Insurance Company of America, a wholly-owned subsidiary of MONY, which acts as investment adviser to the Fund. The Calvert Socially Responsible Series is a series of the Acacia Capital Corporation, a diversified open-end management investment company whose investment adviser is Calvert Asset Management Company, Inc. which is a wholly-owned subsidiary of Calvert Group Ltd. which is in turn an indirect wholly-owned subsidiary of Acacia Mutual Life Insurance Company.

A.6 The amount of any Contract Accumulation Account, Participant Accumulation Account, or other fund, which forms part of the assets of MONY invested in the Subaccounts, within KEYNOTE shall be expressed in Units. The dollar value of a Unit may increase or decrease and is not guaranteed.

     The value of a Unit for each Subaccount within KEYNOTE on the First Valuation Date was established at $10.00. The value of a Unit for a Subaccount on any subsequent Valuation Date will be determined by subtracting (b) from (a) and dividing the result by (c) where

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     (a)  is the per share net asset value on the Valuation Date of the Fund
          Portfolio or Calvert Series in which the Subaccount invests multiplied by the number of such shares held in the Subaccount before the purchase or redemption of any shares on that Valuation Date;

     (b) is the mortality and expense risk charge accrued as of that Valuation Date which is the equivalent of not more than 1.25% on an annual basis representing (1) not more than .80% for mortality risks and (2) not more than .45% for administrative expense risks;
          and

     (c) is the total number of Units held in the Subaccount on the Valuation Date before the purchase or redemption of any Units on that Date.

     The value of a Units as of any day other than a Valuation Date is equal to the value as of the immediately following Valuation Date.

     MONY reserves the right to establish additional Subaccounts within KEYNOTE. MONY may, in its sole discretion, establish new Subaccounts or eliminate one or more Subaccounts if marketing needs, tax considerations or investment conditions warrant. Any new Subaccounts may be made available to existing Contractholders on a basis to be determined by MONY.

A.8 The net assets of KEYNOTE will reflect the investments advisory fees and other expenses incurred by the Fund and the Calvert Series.

     MONY Life Insurance Company of America, as investment adviser to the MONY Series Fund, receives monthly compensation with respect to the Fund's Portfolios that it advises at an annual rate based on the aggregate average daily net assets of the Portfolios as follows:

          .40% of the first $400 million
          .35% of the next $(400) million
          .30% of the excess of $800 million

     Calvert Asset Management Company, Inc. as investment adviser for the Calvert Series, receives monthly compensation with respect to the Calvert Series that it advises at an annual rate based on the aggregate average daily net assets of the Portfolios as follows:

          .70% of the first $500 million
          .65% of the next $500 million
          .60% of the excess of $1 billion

     Any investment adviser fees may be changed at any time,

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SECTION B. Transfer of Funds between the Subaccounts within KEYNOTE

B.1 During the Accumulation Period a Participant will have the right to direct by written notice to MONY that all or portion of the value of his funds in a Subaccount within KEYNOTE be transferred to any other of the six Subaccounts within KEYNOTE which are described herein.

B.2 Funds transferred from a Companion Contract cannot be transferred to the Long Term Bond Portfolio, Intermediate Government Bond Fund Portfolio, or the Money Market Portfolio sooner than 120 days following date of transfer to this Contract.

B.3 Any transfer request received on or after a written notice of suspension of the Contract has been furnished, may be made only with MONY's consent.

B.4 In determining the Units to be withdrawn for transfer of funds, the date used will be the Valuation Date specified with respect to each transfer but will not be earlier than the Valuation Date in which notice is received by MONY except that such transfer may be deferred to the extent permitted by applicable Federal or State laws, rules and regulations.

SECTION C. The Transfer of Funds to a Companion Contract

C.l Upon written notice to MONY, a Participant will be permitted to transfer all or a portion of the value of his funds in a Subaccount within KEYNOTE to his Participant Accumulation Account under the Companion Contract.

C.2 Any amounts transferred to this Contract from a Companion Contract cannot be transferred back to a Companion Contract sooner than l20 days following transfer.

C.3 Any transfer request received on or after a written notice of suspension of the Contract has been furnished, may be made only with MONY's consent.

C.4 In determining the value of the Units to be withdrawn for the transfer of funds, the date used will be the Valuation Date specified to the Contractholder but in no event earlier than the Valuation Date in which notice is received by MONY. Each such transfer will be made within seven days after the applicable Valuation Date, except that such transfer may be deferred to the extent as may be permitted under applicable Federal or State laws, rules and regulations.


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SECTION D: Transfer to this Contract from a Companion Contract

D.1 Transfers from the Companion Contract to this Contract are permitted for credit to the Subaccounts within KEYNOTE as specified by written notice to MONY.

D.2 Any amounts transferred to a Companion Contract may not be transferred back to this Contract sooner than 120 days following transfer.

D.3 Transfers from the Companion Contract to this Contract are only permitted to the Equity Growth Portfolio, Equity Income Portfolio, Diversified Portfolio and Calvert Series Subaccounts.

D.4 Any mass transfers from the Companion Contract elected by the Participants but based on the direction of the Contractholder and occurring within six months of notification of suspension of the Contract by the Contractholder, may be subject to a charge of 5% if it is transferred from the Government Fixed Fund or a Market Value Adjustment if it is transferred from the GIC Fund.

D.5 Any transfer request received on or after a written notice of suspension of the Contract has been furnished, may be made only with MONY's consent.


                                       11

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                             ARTICLE 4: Withdrawals

SECTION A: Purpose of withdrawals

A.1 Withdrawals from the Accumulation Accounts will be made by MONY for:

     (a)  Plan Benefits payable with respect to a Participant in accordance with
          Article 5, to the extent of the value of the Participant's Account,

     (b)  Full or partial withdrawals, as permitted by the Plan,

     (c) Amounts to be withdrawn, transferred or applied pursuant to suspension of this Contract, in accordance with Article 6, and

     (d) For amounts as MONY will determine appropriate for this Contract to cover any new or increased amounts required by MONY, subsequent to the Contract Date, as assessments or taxes imposed by a governmental authority.

SECTION B: Processing of Withdrawals

B.1 Withdrawals will be made in cash within [seven days] after receipt by MONY of written direction except that such payment may be deferred to the extent permitted under applicable federal or state laws, rules, and regulations.

B.2 In the event of a withdrawal of the entire value of a Participant Accumulation Account, the value of the Participant Accumulation Account will be determined as of the regularly scheduled Valuation Date coincident with or next following the day MONY receives direction to make the withdrawal.

B.3 In the event the Participant is permitted by the Plan to withdraw a portion of his Participant Accumulation Account, the Subaccount or Subaccounts from which the withdrawal is to be made will be specified in written notice to MONY. The value of the Units to be withdrawn will be determined as of the regularly scheduled Valuation Date coincident with or next following the day MONY receives written direction to make the withdrawal.


                                       12

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                               ARTICLE 5: BENEFITS

SECTION A: General

A.1 As elected by the Participant (or the Participant's beneficiary) under the terms of the Plan, all or a portion of the Participant's Accumulation Account will be withdrawn and either paid to him in a lump sum or applied to purchase an Annuity Benefit. The Participant's Accumulation Account will not be applied to purchase an Annuity Benefit if its value to be so applied plus, the Participant Accumulation Account in a Companion Contract is $3,500 or less.

A.2 The Contractholder will give MONY written notice of a Participant's Retirement Date or when a Participant or beneficiary becomes entitled to receive any other benefit under the terms of the Plan. Such notice will include or be accompanied by the Participant's or beneficiary's election of the manner of payment of the benefit to be provided and must be received by MONY no later than 15 days before the Participant Retirement Date.

A.3 MONY will issue to the Contractholder for delivery to each Participant for whom Annuity Benefits have been purchased under this Contract, a non-transferable annuity certificate stating the amounts and terms of payment of such benefits.

A.4 A Participant (or Participant's beneficiary) entitled to receive a benefit under the Plan prior to the Participant's Annuity Purchase Date will be paid the benefit on the date or dates and in the manner determined in accordance with the terms of the Plan and subject to the provisions of this Contract.

SECTION B: Forms of Annuity

B.1 The forms of [annuity] will be such as are made available by MONY within the terms of the Plan. These forms will include but not necessarily be restricted to (a) a life annuity with no period certain, (b) a life annuity with a 5 or 10 year period certain, and (c) a contingent annuity.

SECTION C: Determination of Monthly Annuity Payments

C.1 On the Valuation Date coincident with or next following receipt by MONY at least 15 days prior to the Annuity Purchase Date, the Participant's Accumulation Account which is used to provide a Fixed Annuity Benefit will be withdrawn from the Subaccounts of KEYNOTE. As of the Participant's Annuity Purchase Date, the value of the Participant's Accumulation Account will then be withdrawn from the Fund, reduced by any applicable premium taxes, and applied to purchase the Annuity Benefit.


                                       13

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C.2  The amount of monthly payments under this Annuity Benefit will be that which is provided by the amount so applied in accordance with the form of annuity elected, and the Annuity Purchase Rates, declared by MONY for Annuity Benefits to be purchased under this Contract, that are in effect when the Participant's Annuity Purchase Date occurs.

C.3 The Annuity Purchase Rates declared by MONY for the first 10 Contract years will not result in a monthly payment less than that ascertained from the Annuity Benefits Table at the end of this Contract. Thereafter, the annuity purchase rate will be the rate declared by MONY for the class of contracts for which this Contract belongs.

C.4 Instead of receiving monthly Fixed Annuity Benefit income payments, the Participant may elect to receive payments at quarterly, semi-annual, or annual frequencies, provided MONY receives written notice of the election no later than 15 days prior the Participant's Annuity Purchase Date.

C.5 If any Annuity Benefit payment due any Participant under the Contract and the Companion Contract, if any, is less than $20 monthly, MONY may, at its option, change the frequency of payment of such Annuity Benefit to a less frequent basis.

SECTION D. Termination of Employment Benefits

D.1 If the vested value of a Participant's Accumulation Account for any Former Participant under this Contract and under a Companion Contract, if any, is more than $3,500 MONY will continue to maintain his Participant's Accumulation Account under the terms of this Contract, until it is distributed under the terms of the Plan. If such value is $3,500 or less it will be paid to the Former Participant in a lump sum.

SECTION E: Death Benefits

E.1 Subject to the terms of the Plan, a Participant may designate a beneficiary, or subsequently change such designation, to receive any payment remaining due upon the death of such Participant. Such designation or change will take effect upon receipt by MONY of written notice of such designation or change.

E.2 In the absence of any Plan provision governing payment of benefits when no beneficiary designation is in effect, MONY may, at its option, make payment to the first surviving class of the following classes of successive preference beneficiaries; the Participant's (a) spouse, (b) children, (c) parent(s)/ (d) siblings, (e) estate.


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                               ARTICLE 6: Expenses

Expenses are shown below on an annual basis. At the end of each Contract Year, MONY will give the Contractholdec written notice of the actual Expenses incurred and/or the pro-rata share of Expenses incurred during that year. Expenses are due and payable by the Contractholder 30 days after receipt of such written notice.

First Contract Year:

     (a)  Case Charge: $l,000

Subsequent Contract Years:

     (b)  Case Charge: $500

At any time special services are elected by the Contractholder:

     (c) Miscellaneous Charges: Such charges as MONY will determine appropriate to cover services it performs other than those provided for in this Contract or in any written agreement between MONY and the Contractholder, such as, but not limited to:

               (i) any corrective adjustments to Participant Accumulation Accounts resulting from misinformation furnished to MONY by the Contractholder

               (ii) processing of remittances reported by the Contractholder on a form other than the Remittance Listing Form furnished by MONY, or in another manner not acceptable to MONY

               (iii) processing of deposits not made via electronic media in a format acceptable to MONY

               (iv) preparation of Contractholder and/or Participant statements and reports in addition to the quarterly statements provided by MONY at no charge

               (v)  preparation of plan amendment(s)

               (vi) preparation of contract rider(s)

Expenses under this Contract are guaranteed for two Contract Years. After such time, MONY reserves the right to change the Expenses under this Contract. MONY will give the Contractholder at least 90 days written notice before such change is to be effective, and no such change will be made more frequently than once in any calendar year.

                 ARTICLE 7: Contract Suspension and Termination

SECTION A: Contract Suspension

A.1 The Contractholder may suspend this Contract by giving MONY 90 days written notice.

A.2 MONY may suspend this Contract by giving the Contractholder 90 days written notice, if:

     (a) MONY determines that it can no longer continue to provide benefits under this Contract because of a change in the Plan.

     (b)  MONY does not receive Deposits as described in Article 2.

     (c) MONY receives direction from the Contractholder to transfer assets outside of this Contract other than to the Companion Contract.

     (d) The Plan is determined by law not to be a non-qualified deferred compensation plan.

SECTION B: Effects of Suspension

B.1 In the event that this Contract is suspended, it will continue in suspension until it is terminated in accordance with its provisions or is restored to full force and effect by written agreement between the Contractholder and MONY.

     So long as this Contract continues in suspension:

     (a) No further deposits will be required of the Contractholder and MONY will not be required to accept any deposits received. Acceptance of any deposit received after the Contract is suspended will not obligate MONY to accept additional deposits.

     (b) Transfers between or withdrawals from any of the Subaccounts will not be permitted except as MONY may otherwise approve.

SECTION C: Options on Suspension

C.1 Option 1 (Automatically operative upon suspension unless Option 2 or 3 is elected): All of the provisions of this Contract will remain in full force and effect until the Subaccounts are exhausted. MONY will pay any benefit due under the Plan with respect to a Participant to the extent of the value of the Participant's Accumulation Account, but MONY will not transfer any monies in a Participant's Account to another funding agency utilized by the Plan.


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C.2  Option 2: The Contractholder may authorize MONY by written notice to apply the total value of the Subaccounts to provide a deferred life Annuity Benefit within 30 days with respect to each Participant under the Plan. The Annuity Benefit provided for each Participant will be the amount provided by the total value of each Participant's Account as of the Valuation Date on which MONY receives such written notice.

C.3 Option 3: MONY or the Contractholder may elect to transfer the Subaccounts in cash by giving written notice to the other party of a Date of Transfer, not to be earlier than 90 days, following such written notice.

     MONY will transfer the value of the Subaccounts only by payment to the Contractholder, if a trustee, otherwise to a trustee or a successor funding agency designated by the Contractholder.

     MONY will pay the value of the Subaccounts to the Contractholder or designated payee on the Date of Transfer.

SECTION D: Contract Termination

D.1 Upon depletion of the Contract Accumulation Account by withdrawals or by transfer, this Contract will terminate and MONY will be relieved of all further liability hereunder except with respect to any Annuity Benefits in the course of payment as of the date of termination.


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

                          ARTICLE 8: General Provisions

SECTION A: Contract

A.1 The purpose of this Contract is to provide benefits to Participants and their beneficiaries under the terms of the Plan. Subject to the Plan and the rights of MONY and the Contractholder, no monies under this Contract will ever be used for purposes other than their exclusive benefit.

A.2 This Contract has been issued in consideration of and in reliance on the Contractholder's application and all representations made therein. This Contract and the attached copy of the Contractholder's application constitute the entire Contract between MONY and the Contractholder.

A.3 MONY is entitled to rely conclusively upon all information furnished by the contractholder, and will be fully protected in acting in accordance with any written notice, written election or other communication from the Contractholder. All statements made by the Contractholder or by Participants will be deemed representations and not warranties.

A.4 The Contractholder will furnish such information to MONY that MONY may, from time to time, reasonably require for the administration of this Contract. MONY reserves the right, at any reasonable time, to inspect the records of the Contractholder which have bearing on the coverages available under this Contract.

A.5 Neither the Contractholder nor any person acting on its behalf, nor an agent, employee or other person except the President, Secretary or a Vice-President of MONY, has authority to make or accept any representation or information not contained in the application, or to modify, enlarge or vary this Contract, or to waive any requirement or provision thereof.

A.6  This Contract is governed by the laws of the State or Province of Delivery.

SECTION B: Amendment of Contract

B.1 This Contract may be amended by MONY as provided by its terms or by agreement between MONY and the Contractholder, or as necessary to keep this Contract in compliance with the law.


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

B.2 Subject to compliance with applicable laws and, when required by law, approval of the Contractholder and/or Participants and any appropriate regulatory authority, MONY reserves the right to make the following changes:

     (1) To operate KEYNOTE in any form permitted under the Investment Company Act of 1940 or in any other form permitted by law;

     (2) To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940;

     (3) To transfer any units and to direct the transfer of any corresponding assets invested in the Fund in a Subaccount of KEYNOTE to another Subaccount of KEYNOTE, or to one or more Separate Accounts, or to MONY's general account, or to add, combine or remove Subaccounts in the Separate Account;

     (4) To substitute, for the Fund shares held in any Subaccount, the shares of another class of the Fund or the shares of another investment company or any other investment permitted by law; and

     (5) To make any necessary technical changes in the Contract in order to conform with any of the actions described above or as may be required or permitted by applicable laws affecting KEYNOTE or the Contract.

B.3 No amendment of this Contract will be effective unless agreed to by MONY, in writing signed by the President, Secretary or a vice-President of MONY, and, unless otherwise provided for by the terms of this Contract, agreed to in writing by the Contractholder.

B.4 No amendment of this Contract will affect Annuity Benefits purchased prior to such action.

B.5 No Participant or other person has any right of approval of any action amending or suspending this Contract.

SECTION C: Plan

C.1 MONY is not a party to the Plan. MONY reserves the right to disregard any amendment of the Plan subsequent to the Contract Date, or any successor Plan which purports to enlarge or expand MONY's obligations or duties under this Contract or decrease MONY's rights under this Contract, or which affects the status of the plan as a non-qualified deferred compensation plan.


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

SECTION D: Contractholder and Participant Account Statements

D.1 At the end of each Contract Quarter, MONY will furnish the Contractholder with a statement of the transactions affecting each of the Contract Accumulation Account for such quarter. MONY will also furnish each Participant, through the Contractholder, with a statement of the transactions affecting his Participant's Accumulation Account during such quarter.

     The Contractholder and each Participant will also be furnished with a copy of MONY's Prospectus.

SECTION E: Dividends

E.1 MONY will determine during each Contract Year whether any divisible surplus has accrued under this Contract. If a divisible surplus has accrued, it will be allocated as a dividend by MONY at the end of such Contract Year.

SECTION F: Misstatements

F.1 If MONY determines that the age or any other fact affecting the coverage or the payment or amounts of benefits has at any time been misstated with respect to any Participant, contingent annuitant or beneficiary on whose life an Annuity Benefit has been provided, the benefits payable by MONY will be such as the amount used to provide the benefits would provide on the basis of the correct facts.

F.2 Any overpayments by MONY by reason of any such misstatemeat may be charged against, and any underpayment resulting therefrom may be added to, any benefit payments made or to be made with respect to the Participant, Contingent Annuitant or beneficiary involved.

SECTION G: Assignment and Attachment of Benefits

G.1 The benefits of or arising out of this Contract may not be assigned, transferred or subjected to surrender or anticipation, or the debts of any person, except as may otherwise be provided in this Contract or by law.

SECTION H: Voting Rights

H.1 To the extent required, MONY will vote all shares of the Fund and the Calvert Series held in KEYNOTE at regular and special shareholder meetings of the Fund and the Calvert Series in accordance with the instructions received from the Contractholder.


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

                             ANNUITY BENEFITS TABLE

             Amount of Monthly Annuity Benefits Purchased by $1,000

             For Annuity Benefits purchased during Contract Year(s):

AGE*     1      2-5     6-10
----   -----   -----   -----
55     $6.27   $6.06   $5.38
56      6.36    6.14    5.45
57      6.46    6.22    5.53
58      6.57    6.31    5.62
59      6.68    6.41    5.71
60      6.80    6.51    5.81
61      6.93    6.61    5.91
62      7.06    6.72    6.02
63      7.19    6.84    6.13
64      7.33    6.96    6.25
65      7.48    7.09    6.38
66      7.63    7.23    6.51
67      7.79    7.37    6.65
68      7.95    7.52    6.79
69      8.12    7.67    6.94
70      8.28    7.83    7.10
71      8.45    7.99    7.25
72      8.62    8.15    7.41
73      8.80    8.31    7.58
74      8.96    8.47    7.75
75      9.13    8.64    7.91

The monthly Annuity Benefits shown above are for an immediate life annuity with a 10 year period certain. Monthly Annuity Benefits for other available forms of annuities, based on the same actuarial assumptions, will be quoted by MONY upon the Contractholder's request.

*    Age at Participant's nearest birthday on the Annuity Purchase Date


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